UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2021

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	000-51734	35-1811116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (317) 328-5660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	CLMT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2021, Calumet Specialty Products Partners, L.P. (the “Partnership”) and certain of its subsidiaries completed a series of transactions in connection with the Partnership’s renewable diesel business (the “Transactions”), including (i) the transfer (the “Transfer”) by Calumet Montana Refining, LLC, a guarantor subsidiary of the Partnership for purposes of the agreements governing the Partnership’s indebtedness (“Calumet Montana”), of its existing high-metallurgy hydrocracker and related assets in Great Falls, Montana (collectively, the “Hydrocracker”) to Montana Renewables, LLC, an unrestricted, non-guarantor wholly-owned subsidiary of the Partnership for purposes of the agreements governing the Partnership’s indebtedness (“Montana Renewables”), (ii) the amendment of the Partnership’s Third Amended and Restated Credit Agreement to, among other things, permit the Transactions and (iii) the entry into an agreement with funds managed by Oaktree Capital Management, L.P., defined below as the Oaktree Credit Agreement.

Consent and Amendment No. 2 to Third Amended and Restated Credit Agreement

On November 18, 2021, the Partnership and certain of its subsidiaries as borrowers (collectively, the “Borrowers”) entered into the Consent and Amendment No. 2 to Third Amended and Restated Credit Agreement (the “Second Amendment”) with Bank of America, N.A., as Agent for the Lenders (as defined below) (the “Agent”) and as a Lender, and certain other Lenders (as defined below), amending the Partnership’s Third Amended and Restated Credit Agreement, dated as of February 23, 2018 (as amended, the “Credit Agreement”), by and among the Partnership, the other Borrowers party thereto, the lenders from time to time party thereto (the “Lenders”) and the Agent. Capitalized terms not defined herein have the meaning provided in the Credit Agreement.

The Second Amendment:

•	provides consent to the Transfer;

•

provides consent that the Agent amend existing intercreditor agreements between the Agent and Macquarie Energy North America Trading, Inc. (“Macquarie”) regarding collateral posted by the Partnership or its Subsidiaries to Macquarie thereunder;

•	provides for a temporary and conditional increase of borrowing base availability for limited purposes under the Credit Agreement through November 30, 2021;

•

amends provisions of the Credit Agreement regarding (i) fallback interest rates in the event that LIBOR becomes unavailable, (ii) financial authority write-down and conversion powers, (iii) Borrowers’ policies regarding Anti-Corruption Laws and Sanctions, (iv) ERISA matters, and (v) electronic signatures and records;

•	amends the Credit Agreement definition of “Excluded Disposition” to broaden the circumstances in which Refinery Collateral may be sold while the Refinery Asset Borrowing Base Component is $0;

•	amends provisions regarding presumptions of payment, refunds and indemnities in the circumstance that erroneous payments are made; and

•	amends the form of Borrowing Base Certificate to delete references to the Refinery Asset Borrowing Base Component.

The foregoing description is qualified in its entirety by reference to (a) the Second Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01, (b) the First Amendment to the Credit Agreement, included as Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed on September 6, 2019 and (c) the Partnership’s Third Amended and Restated Credit Agreement, dated as of February 23, 2018, included as Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed on March 1, 2018.

Oaktree Credit Agreement

On November 18, 2021 (the “Closing Date”), Montana Renewables, Montana Renewables Holdings LLC, the parent of Montana Renewables and an unrestricted, non-guarantor subsidiary of the Partnership for purposes of the agreements governing the Partnership’s indebtedness (“Montana Holdings”), Oaktree Fund Administration, LLC and the lenders from time to time party thereto (the “Oaktree Lenders”) entered into a Credit Agreement (the “Oaktree Credit Agreement”), which provides for a $300.0 million senior secured term loan facility (the “Term Loan Facility”). On the Closing Date, $300.0 million was drawn under the Oaktree Credit Agreement to finance the transfer for value of the Hydrocracker to Montana Renewables. The Term

Loan Facility is not subject to amortization and matures on November 18, 2024. The Term Loan Facility is secured by substantially all of the assets of Montana Renewables and a pledge of 100% of the equity interests in Montana Renewables held by Montana Holdings.

The interest rate per annum applicable to the Term Loan Facility is 8.00%. If interest on the Term Loan Facility is not paid when due on any quarterly interest payment date (each, a “Quarterly Date”), then interest for the immediately preceding quarterly period shall be deemed to have accrued in an amount equal to the product of (i) the percentage of the interest amount that was not paid in cash on the relevant Quarterly Date multiplied by (ii) 2.00% per annum above the interest rate otherwise applicable thereto, which amount, in each case, shall be added to the principal balance of the loans then outstanding under the Term Loan Facility.

Montana Renewables may voluntarily prepay the Term Loan Facility at any time, in whole or in part, in an amount (the “Applicable Price”) equal to 111% of the aggregate sum of the principal amount of the loans then outstanding and accrued and unpaid interest outstanding on such loans. Any payments of the Term Loan Facility, including payment at maturity, will be at the Applicable Price. Montana Renewables is obligated to prepay the Term Loan Facility at the Applicable Price: (1) in an amount equal to the amount of any insurance proceeds and condemnation awards in connection with any loss, damage, destruction or condemnation of any property of Montana Renewables which are not applied to rebuild, repair or otherwise restore such property or to complete the conversion of the Hydrocracker into a renewable diesel unit (the “Renewable Diesel Conversion”), (2) in an amount equal to any performance liquidated damages paid under certain material agreements of Montana Renewables which are not used or applied to (x) the payment of costs and expenses in connection with the Renewable Diesel Conversion which are incurred as a result of the event giving rise to the payment of such damages, (y) cure such non-performance or (z) complete the Renewable Diesel Conversion, (3) in full upon the bankruptcy or insolvency of Montana Renewables, (4) in full upon the occurrence of certain changes in control with respect to Montana Holdings and Montana Renewables and (5) in full upon the occurrence of certain sales of the equity interests of Montana Holdings.

Montana Renewables is subject to certain covenants under the terms of the Term Loan Facility which include, but are not limited to, commencing with the first Quarterly Date after the date that is 12 months after certain conditions are met demonstrating the completion of the Renewable Diesel Conversion (the date on which such conditions are satisfied, the “Conversion Completion Date”), the maintenance of a Consolidated EBITDA (as defined in the Oaktree Credit Agreement) for the four fiscal quarter period ending on the last day of each calendar quarter of no less than between $152.0 million to $167.0 million depending on the applicable quarter.

The Credit Facility also places restrictions on Montana Renewables and Montana Holdings with respect to formation or acquisition of future subsidiaries, additional indebtedness, liens, investments, dividends and other payments to members of Montana Renewables, repurchases or redemptions of membership interests in Montana Renewables, acquisitions, mergers, asset dispositions, entry into certain agreements, amendment, other modification, waiver or termination of, or consent with respect to, certain material agreements, amendments to certain inventory financing documents and certain revolving credit facilities of Montana Renewables, transactions with affiliates, hedging transactions, capital expenditures and other matters. In addition, Montana Holdings is subject to a passive holding company covenant that restricts Montana Holdings from engaging in activities other than owning the equity in Montana Renewables and otherwise pursuant to the Oaktree Credit Agreement.

The Oaktree Credit Agreement includes customary representations and warranties, affirmative and negative covenants, and events of default. Additionally, an event of default will occur if the Conversion Completion Date does not occur by December 31, 2022, which date may be extended under certain conditions up to February 28, 2023. If an event of default occurs and is continuing, then (1) the Oaktree Lenders having outstanding loans and commitments under the Oaktree Credit Agreement of at least 50% or more have the right to declare all outstanding loans immediately due and payable and (2) the Oaktree Lenders have the right to convert all or any part of the advances, accrued interest and other debts and obligations under the Oaktree Credit Agreement at the Applicable Price (the “Obligations”) into membership interests in Montana Holdings. If an equity financing transaction in the form of an acquisition, purchase or merger with a publicly traded special purpose acquisition company occurs which satisfies certain conditions (a “Permitted Additional Equity Raise”), then the Obligations will convert into membership interests in Montana Holdings unless the Oaktree Lenders elect to not convert their Obligations prior to the closing of such Permitted Additional Equity Raise. Upon any such conversion under the Oaktree Credit Agreement, the aggregate number of membership interests in Montana Holdings to be issued to the Oaktree Lenders shall equal the amount of the Obligations to be converted multiplied by 1.11 and then divided by the implied price per membership interest as determined by the board of managers of Montana Holdings in good faith.

The foregoing description of the Oaktree Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Oaktree Credit Agreement and the transactions contemplated therein, and is qualified in its entirety by reference to the Oaktree Credit Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On November 19, 2021, the Partnership issued a press release announcing the Transactions, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On November 18, 2021, Calumet Montana contributed $145.0 million, comprised of approximately $100.6 million of cash and $44.4 million of in-kind contributions (the “Contributed Assets”), to Montana Holdings in exchange for Series A Units in Montana Holdings with an interest rate per annum of 10% (payable as accretion of liquidation preference). Montana Holdings further contributed such Contributed Assets to Montana Renewables to further the completion of the Renewable Diesel Conversion.

On November 19, 2021, the Partnership and Calumet Finance Corp. (collectively, the “Issuers”) caused a notice of full redemption to be issued to the holders of the Issuers’ 7.625% Senior Notes due 2022 (the “Notes”), pursuant to the Indenture, dated as of November 26, 2013 (the “Indenture”), by and among the Issuers, the subsidiary guarantors party thereto and Wilmington Trust, National Association, as trustee. The $80.0 million aggregate principal amount of Notes outstanding will be redeemed on December 19, 2021 (the “Redemption Date”), at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but not including, the Redemption Date.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Title or Description

10.1	Consent and Amendment No. 2 to Third Amended and Restated Credit Agreement dated as of November 18, 2021, by and among Calumet Specialty Products Partners, L.P., Bank of America, N.A., and the other parties thereto.

10.2	Credit Agreement dated as of November 18, 2021, among Montana Renewables, LLC, Montana Renewables Holdings LLC, Oaktree Fund Administration, LLC and the lenders from time to time party thereto.

99.1	Press release dated November 19, 2021.

104	Cover Page Interactive Data File- the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

	By:	CALUMET GP, LLC, its General Partner

November 24, 2021	By:	/s/ L. Todd Borgmann
	Name:	L. Todd Borgmann
	Title:	Executive Vice President and Chief Financial Officer